UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No. __ )

Check the appropriate box:
¨           Preliminary Information Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☑           Definitive Information Statement

ENERGY COMPOSITES CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐           No fee required.
☐           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1.	Title of each class of securities to which transaction applies: _____________________________
2.	Aggregate number of securities to which transaction applies: _____________________________
3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________

4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:
þ        Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid: _________________________________
2.	Form, Schedule or Registration Statement No.: _____________________
3.	Filing Party: _____________________________
4.	Date Filed: _________________________

4400 Commerce Drive
Wisconsin Rapids, Wisconsin  54494

NOTICE OF 2011 SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Energy Composites Corporation:

We cordially invite you to a Special Meeting of Stockholders (“Special Meeting”) of Energy Composites Corporation (“we,” “us,” or “our”).  The meeting will be held at 10:00 a.m., Central Time, on Wednesday, October 12, 2011, at our offices, located at 4400 Commerce Drive, Wisconsin Rapids, Wisconsin 54494.

At the Special Meeting, you will be asked to consider and act on the following matters:

(1)  A proposal to sell our wholly-owned subsidiary, ECC Corrosion, Inc., to Jamie and Jennifer Mancl and their affiliated entities;

(2)  An amendment to our Articles of Incorporation to change our name to “Trailblazer Resources, Inc.;” and

(3)  The transaction of such other matters as may properly come before the Special Meeting or any adjournments and postponements thereof.

Common stockholders of record at the close of business on September 6, 2011 are entitled to notice of, and to vote at, the Special Meeting.

By Order of the Board of Directors,

Timothy Sherlock
Interim Chief Financial Officer

September 13 , 2011

4400 Commerce Drive
Wisconsin Rapids, Wisconsin  54494

INFORMATION STATEMENT
For the Special Meeting of Stockholders to be held on
Wednesday, October 12, 2011, at 10:00 a.m., Central Time,
at 4400 Commerce Drive, Wisconsin Rapids, Wisconsin  54494

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the stockholders of Energy Composites Corporation, a Nevada corporation (“we,” “us,” “our,” or the “Company”) regarding resolutions to sell our wholly-owned subsidiary, ECC Corrosion, Inc. (“ECC-C”), to Jamie and Jennifer Mancl and their affiliated entities (the “ECC-C Sale”) and to change the name of the Company to “Trailblazer Resources, Inc.” (the “Name Change”).  These resolutions have been adopted by our directors in accordance with statutes governing Nevada corporations (the “Nevada Law”) and will be presented to a Special Meeting of our stockholders to be held on October 12, 2011, as outlined in the Notice of 2011 Special Meeting of Stockholders (the “Special Meeting”) that accompanies this Information Statement.

The Company’s majority stockholders who own in excess of 52.5% of our outstanding voting securities (the “Majority Stockholders”), Jamie and Jennifer Mancl, who are officers and directors of the Company, have indicated that they will vote in favor of these resolutions.  No other votes were required or necessary to approve the ECC-C Sale and Name Change, and none are being solicited hereunder.

 QUORUM AND VOTING REQUIREMENTS

Quorum Requirement

A majority of the voting power that is present, in person or by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at a meeting of stockholders.  If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting without further notice for a period not to exceed 60 days at any one adjournment.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of stockholders so that less than a quorum remains.

Vote Required

Each outstanding share, regardless of class, shall be entitled to one vote, and each fractional share shall be entitled to a corresponding fractional vote on each matter submitted to a vote at a meeting of stockholders, except as may be otherwise provided in the Articles of Incorporation or in the resolution providing for the issuance of the stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation.  Cumulative voting shall not be allowed.

In determining the number of votes cast for or against a proposal, shares abstaining from voting on a matter will not be treated as a vote for or against the proposal.  A non-vote by a broker will be treated as if the broker never voted, but a non-vote by a stockholder will be counted as a vote “for” the management’s position.

With respect to the first proposal regarding the ECC-C Sale and the second proposal regarding the Name Change, if a quorum is present, these proposals will be approved if a majority of the voting power votes in favor of the proposal.

RECOMMENDATION OF THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS

On August 12, 2011, at a meeting duly called and held, our disinterested directors (consisting of Samuel Fairchild, Daniel Wergin, Thomas Klismith and James Miller) (“Disinterested Directors”) recommended that the Board of Directors (the "Board ") approve and adopt the Stock Purchase Agreement and recommend that our shareholders approve and adopt the Stock Purchase Agreement and enter into the transactions described therein.

On September 2, 2011 acting by Consent in Lieu of a Special Meeting of the Board of Directors, the Board, acting on the recommendation of the Disinterested Directors determined that it is advisable and in the best interest of the Company and the Company's shareholders to approve and adopt the Stock Purchase Agreement and recommending that the Company’s shareholders approve and adopt the Stock Purchase Agreement and enter into the transactions described therein.

The Disinterested Directors and the Board believe that the stockholders of the Company will benefit from the transaction and allow us to acquire another business operation, which we hope will have a greater potential for profitability.

BENEFICIAL OWNERSHIP AND OTHER MATTERS

Record Date

The record date for determining the stockholders entitled to vote at the Special Meeting was the close of business on September 6, 2011 (the “Record Date”), at which time we had issued and outstanding 46,759,408  shares of common stock, $0.001 par value (the “Common Stock”).  The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Special Meeting.

Beneficial Ownership

The following table sets forth certain information regarding beneficial ownership of our common stock on September 6, 2011 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock and our current directors and executive officers.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 6, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Jennifer Lynn Mancl 4400 Commerce Drive Wisconsin Rapids, Wisconsin 54494	24,562,772 (3)	52.5%
Jamie Lee Mancl 4400 Commerce Drive Wisconsin Rapids, Wisconsin 54494	24,562,772 (3)	52.5%
Diversified Equity Partners, LLC 16440 41st Avenue North Plymouth, Minnesota 55446	3,499,498	7.5%
Thomas J. Klismith	498,028 (4)	1.1%

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership	Percent of Class for Vote (2)
Samuel W. Fairchild	337,596 (5)	0.7%
Daniel P. Wergin	241,952 (6)	0.5%
Kenneth A. Iwinski	98,859 (7)	0.2%
James F. Miller	98,233	0.2%
Timothy Sherlock	5,755	*
Officers and directors as a group (8 persons)	25,843,195 (8)	54.9%
*           Less than 0.1%
______________
(1)
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, it is anticipated that each person named in the table will have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 46,759,408 shares of common stock outstanding as of September 6, 2011.
(3)
Jamie Lee Mancl and Jennifer Lynn Mancl are married and share the voting and investment power associated with the 22,990,998 shares of common stock in their names, 523,592 shares owned of record by the Mancls as trustees of the Jamie L. and Jennifer L. Mancl Revocable Trust u/a/d January 24, 2007, 657,692 shares owned of record by Robb N. Sigler as trustee FBO Jamie and Jennifer Mancl 2009 GST Trust u/a/d December 4, 2009, and 390,490 shares held by M&W Fiberglass, LLC.

(4)
Includes 153,181 shares of common stock held by Jay-Mar Road Professional Court LLC, 40,310 shares of common stock held by F&R Property, LLC, 64,537 shares of common stock pursuant to which Mr. Klismith shares voting and investment power with his spouse, Debra A. Klismith, and 240,000 shares of common stock issuable upon exercise of warrants.

(5)	Includes 40,000 shares of common stock held by Mr. Fairchild’s spouse and minor children and 33,400 shares of common stock issuable upon exercise of warrants.
(6)	Includes 20,000 shares of common stock issuable upon exercise of warrants.
(7)	Includes vested options to purchase 56,250 shares of common stock.
(8)	Includes 349,650 shares of common stock issuable upon exercise of warrants and vested stock options.

Changes in Control

Other than the Stock Purchase Agreement, there are no agreements known to management that may result in a change of control of the Company.

PROPOSAL 1 – SALE OF ECC-C

Summary Term Sheet

Below is a summary term sheet of the ECC-Sale.  This summary term sheet is qualified in its entirety by the discussion set forth below:

Assets to be sold	All the stock of ECC Corrosion, Inc., a wholly owned subsidiary of the Company, which constitute all of the operational assets of the Company
Purchaser
Jamie and Jennifer Mancl (the “Mancls”) and their affiliated entities, which collectively constitute the majority stockholders of the Company.  Jamie and Jennifer Mancl are also officers and directors of the Company.

Consideration
All the shares of the Company owned by the Purchaser (24,562,772), excluding all shares (532,592) owned by Jamie L. Mancl and Jennifer L. Mancl, as Trustees of the Jamie L. and Jennifer L. Mancl Revocable Trust u/a/d January 24, 2007, as amended.  All shares to be received for this transaction (24,039,180) will be cancelled by the Company.

Business of Company after Sale	No operating business. The Company will seek other business opportunities to be merged into or acquired by the Company.

At the Special Meeting, the stockholders will be asked to approve the ECC-C Sale pursuant to the Stock Purchase Agreement attached as Exhibit 10.1 to the Form 8-K filed by the Company with the SEC on August 19, 2011, and incorporated herein by this reference (“Stock Purchase Agreement”).  If the stockholders approve the ECC-C Sale, it is anticipated that the ECC-C Sale will be effected as soon as practicable after the Special Meeting, assuming the satisfaction of all other conditions to the transaction, as set forth in the Stock Purchase Agreement.  If the stockholders do not approve the ECC-C Sale, then the ECC-C Sale will not be effected.

Contact Information for the Parties to the ECC-C Sale

Seller:	Energy Composites Corporation c/o Choice Incorporated 100 Maritime Drive, Suite 3C Manitowoc, WI 54220 Attention: Daniel Wergin Phone: 920.682.0307	Purchasers:	Jamie and Jennifer Mancl Jamie & Jennifer Mancl 2009 GST Trust M&W Fiberglass, LLC 4400 Commerce Drive Wisconsin Rapids, WI 54494 Phone: 715-421-2060
Business Conducted

We, through our sole operating subsidiary, ECC-C, are a manufacturer of composite structures and vessels for a range of clean technology industries.  Based on our research of companies in this sector, we believe that we have the Midwest’s largest and most automated manufacturing capabilities with our world-class, automated 73,000 square foot climate-controlled manufacturing facility in Wisconsin Rapids, Wisconsin.

Formerly known as Advanced Fiberglass Technologies (“AFT”), ECC-C was incorporated in the state of Wisconsin on January 1, 2005, following nearly ten years operating as M&W Fiberglass, LLC (“M&W”).  Founded in 1995 by Jamie Lee Mancl, M&W was the operating entity that developed and operated AFT’s business.  In January 2005, M&W transferred all operating assets and liabilities into a newly formed S-Corporation: AFT.  We acquired AFT via a reverse acquisition completed as of October 14, 2008.  Pursuant to the reverse acquisition, we issued 28,750,000 shares of our common stock to AFT’s shareholders (approximately 72% of the then issued and outstanding common stock) and AFT’s shareholders gained voting control of our Company.  On September 1, 2010, AFT changed its name to ECC Corrosion, Inc.

M&W, solely owned by Jamie Lee Mancl, retained ownership of AFT’s former manufacturing facility.  In February 2007, M&W sold AFT’s former manufacturing facility to the city of Wisconsin Rapids.  M&W and AFT then purchased and developed our current manufacturing facility by obtaining $4,000,000 of financing in the form of industrial revenue bonds.  On December 31, 2008, we purchased the manufacturing facility from M&W by assuming the industrial revenue bonds, paying M&W $500,000 in cash and delivering a promissory note to M&W for $1,045,328.  On August 13, 2010, M&W converted the outstanding principal and interest under the building promissory note to common shares of the Company at $2.50 per share.

Brief Description and Terms of  the Transaction

Pursuant to the Stock Purchase Agreement, we will sell all the stock of ECC-C to the Mancls and their affiliated entities in exchange for all the stock in the Company owned by the Mancls and these affiliated entities.  523,592 shares owned by one of the Mancls' trusts are not being transferred to the Company as part of the purchase consideration.  We intend to cancel all shares of stock received in this transaction.  Completion of the ECC-C Sale is conditioned upon several items, including approval of the transaction by our stockholders and obtaining a full release of our guarantees on the debt owed by ECC-C to its primary lenders.  As of June 30, 2011, the debt owed by ECC-C to its primary lender was $4,266,596.

Completion of the ECC-C Sale is also conditioned upon the completion of certain transactions between the Mancls and Lakeshore Wind Investments, LLC (“Lakeshore”), an entity owned by one of the Company’s directors (Daniel Wergin).  Jamie Mancl and Lakeshore entered into an agreement dated July 30, 2011 that is intended to close simultaneously with the Stock Purchase Agreement.  One of Mr. Mancl’s trusts, which owns 523,592 shares, will deposit these shares into escrow, of which 300,000 shares will be used to fully or partially (depending on trading price) satisfy a note from Mr. Mancl to Lakeshore in the principal amount of $450,000 (the “Lakeshore Note”), up to 200,000 shares will be transferred to Lakeshore and may be used to satisfy the Lakeshore Note if the trading price of our common stock has not exceeded $1.65 for 30 consecutive trading days during the period ending August 2, 2012, and up to 23,592 shares may be used to pay a specified amount of accounts payable of ECC-C which are being assumed by certain directors of the Company.  To the extent any of the 200,000 shares are not used to satisfy the Lakeshore Note, Mr. Mancl has the option to purchase any remaining shares from Lakeshore for $1.00 at any time before July 30, 2016.  In addition, to the extent any of the 23,592 shares are not used to satisfy the assumed accounts payable, such shares will be transferred back to Mr. Mancl.  The directors who are assuming some of the ECC-C accounts payable are agreeing to provide Mr. Mancl with the option to purchase up to 150,000 of their shares of the Company’s common stock at a price of $1.50 per share until June 1, 2012.

We will retain all of our liabilities, such as outstanding convertible debentures in the aggregate principal amount of $1,125,000 (as of June 30, 2011), and amounts owed to our attorneys and independent registered public accounting firm.

Upon completion of the ECC-C Sale, the Mancls will resign as officers and directors of the Company.  We have agreed that for the two years following the completion of the ECC-C Sale, we will not compete against ECC-C.  Further, we have agreed that we will not use the “Energy Composites” name.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Energy Composites Corporation after giving effect to the sale of all of the issued and outstanding shares of ECC Corrosion, Inc. (“ECC-C”).  This disposition of ECC-C comprises substantially of the assets of the Company.

Set forth below are the unaudited pro forma condensed consolidated balance sheet as at June 30, 2011 assuming the transaction occurred as of June 30, 2011 and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively, assuming the transaction occurred on the first day of each period presented.

The unaudited pro forma condensed consolidated balance sheet, statements of operations and notes of the Company, as required by Article 11 of Regulation S-X, set forth below, provide investors with information about the continuing impact of a transaction by showing how it might have affected historical financial information if the transaction had been consummated at an earlier time.  Such pro forma information is designed to assist the investors in analyzing the future prospects of a company because they illustrate the possible scope of the change in a company’s financial position and results of operations caused by the transaction or transactions.  These pro forma statements and notes reflect the sale of  all of the issued and outstanding shares of ECC-C.

The information presented below is for informational purposes only and is not necessarily indicative of the actual results that would have occurred had the transaction been consummated as of June 30, 2011 or January 1, 2010, nor are they necessarily indicative of future operating results of the consolidated companies under the new ownership and management of the Company.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Energy Composites Corporation included in our Form 10-K for the fiscal year ended December 31, 2010, and Form 10-Q for the six months ended June 30, 2011.

ENERGY COMPOSITES CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2011
	Energy Composites
	Corporation
	(6-30-11 historical)	Adjustments	Proforma
ASSETS

Current Assets:
Cash	$37,964	$(37,964)	$-
Accounts receivable, net of allowance for doubtful
accounts of $61,000 in 2011	581,196	(581,196)	-
Inventories, net	1,722,743	(1,722,743)	-
Other current assets	44,531	(44,531)	-
Prepaid consulting expense	2,268,000		2,268,000
Total current assets	4,654,434	(2,386,434)	2,268,000

Property and equipment, net	5,682,163	(5,682,163)	-

Other assets:
Intangible assets, net	46,052	(45,918)	134
Prepaid consulting expense, net of current portion	567,000		567,000
Total other assets	613,052	(45,918)	567,134

Total assets	$10,949,649	$(8,114,515)	$2,835,134

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt obligations	$5,393,738	$(4,329,871)	1,063,867
Line of credit - bank	235,505	(235,505)	-
Short-term notes payable	170,000	(170,000)	-
Accounts payable	1,147,615	(1,036,685)	110,930
Accounts payable - related party	48,005	(48,005)	-
Accrued expenses	385,108	(385,108)	-
Accrued payroll and payroll taxes	327,575	(327,575)	-
Customer deposits	1,489,593	(1,489,593)	-
Total current liabilities	9,197,139	(8,022,342)	1,174,797

Long-term liabilities
Long-term debt obligations, net of current portion	58,276	(58,276)	-

Total liabilities	9,255,415	(8,080,618)	1,174,797

Stockholders' equity (deficit):
Common stock - $.001 par value; 100,000,000 shares
authorized, 46,731,964 (historical) and 22,692,784 (pro forma)
shares issued and outstanding	46,733	(24,040)	22,693
Additional paid-in capital	18,767,529	24,040	18,791,569
Accumulated (deficit) retained earnings	(17,120,028)	(33,897)	(17,153,925)
Total stockholders' equity	1,694,234	(33,897)	1,660,337

Total liabilities and stockholders' equity	$10,949,649	$(8,114,515)	$2,835,134

See notes to the consolidated financial statements.

ENERGY COMPOSITES CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011

	Energy Composites
	Corporation
	(6-30-11 historical)	Adjustments	Proforma

Revenue	$2,213,869	$(2,213,869)	$-

Cost of goods sold	1,925,755	(1,925,755)	-

Gross profit	288,114	(288,114)	-

Selling, general and administrative expenses	2,162,230	(911,672)	1,250,558

Loss from operations	(1,874,116)	623,558	(1,250,558)

Other income (expense):
Interest expense	(377,109)	141,525	(235,584)
Interest income	-		-

Total other income (expense)	(377,109)	141,525	(235,584)

Loss before provision (benefit) for income taxes	(2,251,225)	765,083	(1,486,142)

Income tax provision (benefit)	-		-

Net loss	$(2,251,225)	$765,083	$(1,486,142)

Net loss per common share - basic and diluted	$(0.05)		$(0.07)

Weighted average shares outstanding - basic and diluted	46,695,798		22,656,618

See notes to the consolidated financial statements.

ENERGY COMPOSITES CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

	Energy Composites
	Corporation
	(12-31-10 historical)	Adjustments	Proforma

Revenue	$6,092,742	$(6,092,742)	$-

Cost of goods sold	4,911,493	(4,911,493)	-

Gross profit	1,181,249	(1,181,249)	-

Selling, general and administrative expenses	5,151,505	(4,019,417)	1,132,088

Loss from operations	(3,970,256)	2,838,168	(1,132,088)

Other income (expense):
Interest expense	(949,903)	323,958	(625,945)
Interest income	532	(532)	-

Total other income (expense)	(949,371)	323,426	(625,945)

Loss before provision (benefit) for income taxes	(4,919,627)	3,161,594	(1,758,033)

Income tax provision (benefit)	-		-

Net loss	$(4,919,627)	$3,161,594	$(1,758,033)

Net loss per common share - basic and diluted	$(0.11)		$(0.09)

Weighted average shares outstanding - basic and diluted	43,715,761		20,026,122

See notes to the consolidated financial statements.

ENERGY COMPOSITES CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1. Proposed Arrangement and Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements have been compiled for purposes of inclusion in the 14C filing relating to the sale by Energy Composites Corporation (“Company”) of all the stock of ECC Corrosion, Inc., its wholly owned subsidiary, to Jamie and Jennifer Mancl and their affiliated entities (“Sale”).

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of the Company. The balance sheet of the Company as of June 30, 2011 was used in the preparation of the unaudited pro forma balance sheet as of June 30, 2011. The statement of operations of the Company for the six months ended June 30, 2011 and year ended December 31, 2010 were used in the preparation of the unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2011 and year ended December 31, 2010 and the unaudited pro forma consolidated loss per share for the six months ended June 30, 2011 and year ended December 31, 2010.

2. Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet as at June 30, 2011 has been prepared assuming that the transaction related to the arrangement occurred on June 30, 2011.

The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2011 and the year ended December 31, 2010 has been prepared assuming that the transaction related to the arrangement occurred on the first day of each period presented.

The following summarizes the assets purchased and liabilities assumed in the transaction on a pro forma basis as of June 30, 2011:

Description	Amount

Assets Purchased:
Cash and Equivalents	$37,964
Accounts Receivable, net	581,196
Inventory	1,722,743
Other Current Assets	44,531
Property and Equipment, net	5,682,163
Intangible Assets, net	45,918
Total Assets Purchased	$8,114,515

Liabilities Assumed:
Accounts Payable	$1,084,690
Accrued Expenses	712,683
Customer Deposits	1,489,593
Notes Payable	4,793,652
Total Liabilities Assumed	$8,080,618

Assets Purchased in Excess of Liabilities Assumed	$33,897

3. Pro Forma Loss Per Share

The unaudited pro forma consolidated loss per share is not necessarily indicative of the results of operations that would have been attained had the acquisition taken place as of January 1, 2011 and does not purport to be indicative of the effects that may be expected to occur in the future.

Reasons for the Transaction

Due the recession and other factors, ECC-C has not been a profitable or successful enterprise for the Company.  Because we have guaranteed ECC-C’s debts to its primary lenders, we may be required to file for bankruptcy protection if we do not complete the ECC-C Sale.  A condition of the ECC-C Sale is that we be released from such guarantees.  The Board of Directors determined that it would be in the best interests of the Company to effect the ECC-C Sale.  In making its determination, the material factors considered by our Board of Directors included the following:

1.
 The belief that, after considering an extensive review of our financial condition, results of operations and business and earning prospects, the sale of ECC-C was likely to create greater value for our stockholders as compared to continuing to operate ECC-C;

2.
The belief that potential arms-length buyers were not reasonably likely to provide an equal or greater value to us and our stockholders than the return to treasury and cancellation of 24,039,180 shares of common stock owned by the Mancls and their affiliated entities.

We did not seek nor receive any offers to purchase ECC-C from any person other than the Mancls.

Vote Required for the Transaction

The ECC-C Sale may constitute a sale of substantially all our assets within the meaning of Nevada Revised Statutes (“NRS”).  NRS Section 78.565 permits a Nevada corporation to sell all or substantially all its assets if such sale is approved by stockholders holding a majority of the shares entitled to vote thereon.

NRS 78.140, which pertains to transactions involving interested directors or officers, states that such transactions are not void or voidable solely because the votes of the interested director are counted for the purpose of approving the transaction, so long as the fact of the directorship, office or financial interest is known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of the voting power. NRS 78.140 specifies that the votes of the common or interested directors or officers must be counted in any such vote of stockholders.

Absence of Dissenters’ Rights

No dissenters’ or appraisal rights are available to our stockholders under the NRS or our articles of incorporation or bylaws in connection with the Stock Purchase Agreement or transactions contemplated thereby.

Regulatory Approvals

To our knowledge, no approvals by any governmental authority are required in order to complete the ECC-C Sale.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE SALE OF ECC-C.

PROPOSAL 2 – NAME CHANGE

General Information

On September 2, 2011, the Board of Directors adopted a resolution to amend the Company’s Articles of Incorporation to change the name of the Company to “Trailblazer Resources, Inc.” (the “Name Change”).

All of the Company’s operations are presently conducted by our wholly-owned subsidiary, ECC-C.  If ECC-C is sold, as proposed above, the Company has agreed not to use the name “Energy Composites Corporation.”  The new name of  “Trailblazer Resources, Inc.” is more generic and will be more appropriate as the Company will seek another business opportunity.  As of the date of this Information Statement, the Company does not have any understandings or agreements to acquire another business. The corporate name change will require an affirmative vote of a majority of the Company’s outstanding shares to amend the Articles of Incorporation.

Proposed Corporate Name Change Amendment

The Board of Directors proposes as follows:

The Articles of Incorporation of Energy Composites Corporation shall be amended by deleting from the Articles of Incorporation, in its entirety, Article I, Name, and substituting in place thereof the following;

“ARTICLE I
NAME

The name of the Corporation is “Trailblazer Resources, Inc.”

 Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve the proposed Name Change.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE NAME CHANGE.

ADDITONAL INFORMATION

Interests of Directors and Officers in Matters to be Acted Upon

Jamie and Jennifer Mancl, who are officers and directors of the Company, have an interest in the transaction that differs from, or are in addition to, your interests as a stockholder.  If the ECC-C Sale is is consummated, Jamie and Jennifer Mancl and entities affiliated with them will return an aggregate total of 24,039,180 shares of our Common Stock for cancellation.  These shares will be received by the Company as full consideration for ECC-C.  Jamie and Jennifer will resign as officers and directors of the Company following the closing of the ECC-C Sale.

Proposals By Security Holders

We are unaware of any matters that are to be presented to the stockholders for their approval and consent other than those referred to herein.

Delivery Of Documents To Security Holders Sharing An Address

We will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  Upon receipt of such contrary instructions, we will undertake to deliver promptly a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the documents as delivered.  Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.  All requests regarding delivery of documents must be directed to Energy Composites Corporation, 4400 Commerce Drive, Wisconsin Rapids, Wisconsin  54494; Phone: (715) 421-2060.  Each request must include the name of the stockholder, the name of his/her brokerage firm and the account number of his/her brokerage account.  Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

Stockholder Proposals

The 2012 Annual Meeting of Stockholders is scheduled to be held on June 5, 2012.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to our Company Secretary in a timely manner.  In order to be included in the proxy statement for the 2012 Annual Meeting of Stockholders, stockholder proposals must be received by our Company Secretary no later than December 31, 2011, and must otherwise comply with the requirements of our Bylaws and Rule 14a-8.  No such stockholder proposals have been received for the 2012 Annual Meeting of Stockholders at this time.

If a stockholder who has notified the Company Secretary of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Questions

If you have any questions or need more information about the Special Meeting, write to:

Energy Composites Corporation
4400 Commerce Drive,
Wisconsin Rapids, Wisconsin  54494
Attention: Company Secretary

or call us at (715) 421-2060.

By Order of the Board of Directors,

Timothy Sherlock
Interim Chief Financial Officer

September 13 , 2011